Exhibit 3.1

CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

AZURRX BIOPHARMA, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

AzurRx BioPharma, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Company (the “Board of Directors”) by Article FOURTH of the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Company, the following resolutions were adopted on July 16, 2020 by the Board of Directors pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”), and in accordance with the provisions of Section 103 of the DGCL, does hereby submit the following:

WHEREAS, the Company’s Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), from time to time in one or more classes or series;

WHEREAS, the Board of Directors is authorized to divide the Preferred Stock into any number of shares and to fix the designations, relative rights, preferences and limitations of any wholly unissued series of preferred stock; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the designation and number of, and determine the designation, relative rights, preferences, and limitations relating to a series of the Preferred Stock, which shall consist of 5,194.805195 shares of the Preferred Stock which the Company has the authority to issue, as follows:

“RESOLVED that, pursuant to authority vested in the Board of Directors of the Company by ARTICLE FOURTH of the Company’s Certificate of Incorporation, out of the total authorized number of 10,000,000 shares of Preferred Stock, there shall be designated a series of 5,194.805195 shares which shall be issued in and constitute a single series to be known as “Series B Convertible Preferred Stock” (hereinafter called the “Series B Preferred Stock”). The Board of Directors hereby resolves that the shares of Series B Preferred Stock shall have the designations, relative rights, preferences and the limitations thereof, set forth below:

1.           Certain Definitions.

As used in this Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of AzurRx BioPharma, Inc. (this “Certificate”), the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Appraiser FMV” means the fair market value of a share of Common Stock as determined by an independent appraiser selected by the Board of Directors, whose determination shall be final and binding. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal shall be borne by the Company.

“Board of Directors” means the board of directors of the Company.

“Change of Control” means (a) any sale, lease, or transfer or series of sales, leases or transfers of all or substantially all of the consolidated assets of the Company and its Subsidiaries; (b) any sale, transfer, or issuance (or series of sales, transfers, or issuances) of capital stock by the Company or the holders of Common Stock (or other voting stock of the Company) that results in the inability of the holders of Common Stock (or other voting stock of the Company) immediately prior to such sale, transfer, or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Company; or (c) any merger, consolidation, recapitalization, or reorganization of the Company with or into another Person (whether or not the Company is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Company) immediately prior to such merger, consolidation, recapitalization, or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, including the stock into which shares of the Series B Preferred Stock are convertible, and any securities into which the Common Stock may be reclassified.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Price” means a per share amount equal to the Initial Conversion Price, as adjusted pursuant to Sections 4E, 4F and 4G of this Certificate.

“Conversion Shares” means the shares of Common Stock into which the Series B Preferred Stock is convertible.

“Effectiveness Deadline” means the date that is thirty (30) days after the date of the Stockholder Approval (or sixty (60) days after the date of the Stockholder Approval if the SEC conducts a full review of the Registration Statement).

“Exchange Warrants” means those certain Exchange Warrants issued by the Company pursuant to the Purchase Agreement.

“Exempt Issuance” means the issuance of shares of Common Stock or Common Stock Equivalents (a) to employees, officers, directors or consultants of the Company, for bona fide services rendered to the Company, pursuant to any equity incentive plan approved by a majority of the members of the Board of Directors of the Company or a majority of the members of a committee of directors established for such purpose (“Board Approval”) and by the stockholders of the Company, (b) to consultants or advisors, or to their designees, for bona fide services provided in connection with the offer or sale of securities in a capital-raising transaction, or directly or indirectly promoting or maintaining a market for the Company’s securities, (c) upon the exercise or exchange of or conversion of any securities issued in connection with the issuance of the Series B Preferred Stock issuable hereunder, and/or other securities issued and outstanding as of the date of first issuance of such shares of Series B Preferred Stock, provided that such securities have not been amended since the date of such first issuance of shares of Series B Preferred Stock to increase the number or to decrease the exercise price, exchange price or conversion price (other than in connection with stock splits or combinations) or to extend the term thereof, (d) pursuant to the Purchase Agreement, dated November 13, 2019, by and between the Company and Lincoln Park Capital Fund, LLC, as may be amended from time to time, (e) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment lease financing, credit agreement, real property lease or other commercial transaction, provided that the primary purpose thereof is not to raise equity capital, and subject to Board Approval, (f) pursuant to acquisitions or other strategic transactions, provided that any such issuance shall only be to a person (or to the equity holders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, and subject to Board Approval, and (i) with the prior written consent of the holders of at least a majority of the Series B Preferred Stock then outstanding, up to an amount of Common Stock or Common Stock Equivalents as agreed upon by such holders of at least a majority of the Series B Preferred Stock then outstanding and the Company.

“Final Closing” means the final closing date of the sale of the Series B Preferred Stock by the Company.

“Initial Conversion Price” means $0.77 per share, subject to adjustment pursuant to Section 4D of this Certificate.

“Market Price” means as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange registered with the Commission pursuant to Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on the Financial Industry Regulatory Authority OTC Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the closing sale price of one share of Common Stock on the Bulletin Board or such other quotation system or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on the Bulletin Board or such other quotation system or association, the fair market value of one share of Common Stock as of the Valuation Date, equal to the Appraiser FMV. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other quotation system or association, the Board of Directors shall respond promptly, in writing, to an inquiry by a holder of Series B Preferred Stock prior to the conversion of Series B Preferred Stock hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors.

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.

“Purchase Agreement” means that certain Convertible Preferred Stock and Warrant Purchase Agreement, dated July 16, 2020, among the Company and the purchasers signatory thereto.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated July 16, 2020, entered into among the Company and the initial holders of the Series B Preferred Stock.

“Registration Statement” means one or more registration statements of the Company pursuant to the Registration Rights Agreement.

“Series B Stated Value” means $7,700.00.

“Series B Warrants” means those certain Series B Warrants issued by the Company pursuant to the Purchase Agreement.

“Stockholder Approval” means the approval of the Company’s stockholders for the issuance of all Conversion Shares upon full conversion of the Series B Preferred Stock, and for the issuance of all shares of Common Stock issuable upon full exercise of the Series B Warrants and the Exchange Warrants, and the Subsequent Financing exchange rights pursuant to Section 8 herein, each in accordance with applicable law, the Company’s Certificate of Incorporation and Bylaws, and the applicable requirements of the Trading Market.

“Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Trading Market” means whichever of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the OTC Bulletin Board or any tier of the OTC Markets Group, Inc. (or any successors to any of the foregoing).

“Transfer” means any direct or indirect sale, merger, consolidation, amalgamation, reorganization or other similar plan or scheme, or operation of law, assignment, conveyance, transfer, sale or other disposition, in each case, whether directly, or directly or indirectly of a parent, holding company, equity holder or Subsidiary or otherwise.

2.           Dividends.

(a)           Each holder of Series B Preferred Stock in preference and priority to the holders of all other classes or series of stock, shall be entitled to receive, with respect to each share of Series B Preferred Stock then outstanding and held by such holder, dividends, commencing from the date of issuance of such share of Series B Preferred Stock at the rate of nine percent (9%) per annum (the “Series B Dividend Rate”) of the Series B Stated Value (the “Series B Preferred Dividends”). The Series B Preferred Dividends shall be cumulative from the date of original issuance, whether or not earned or declared and shall accrue during such period on a daily basis computed on the basis of a 365-day year whether or not the Company shall have assets legally available therefore. The Series B Preferred Dividends shall be paid only when, as and if declared by the Board, out of assets legally available therefore, semiannually in arrears on the last day of June and December in each year, commencing December 31, 2020 (the “Series B Dividend Payment Terms”). The Series B Preferred Dividends shall be payable at the sole option of the Company either in cash or in kind in additional shares of Series B Preferred Stock (rounded down to six decimal places) (the “PIK Shares”), provided the Company shall pay in cash the fair value of any such fractional share beyond six decimal places that is in excess of $100.00, which fair value shall be equal to (x) the fraction of a share of Series B Preferred Stock represented by such fractional amount, multiplied by (y) the Series B Stated Value, divided by (z) the Conversion Price (such result, the “Fractional Share Amount”). Any payment of Series B Preferred Dividends in PIK Shares shall be based on the Series B Stated Value.

(b)           If the Registration Statement has not been declared effective on or prior to the Effectiveness Deadline, commencing on the Effectiveness Deadline and until (and not including) the date upon which the Registration Statement has been declared effective (the “Registration Default Period”), (a) the Series B Dividend Rate shall be adjusted to equal a fixed rate of one and one half percent (1.5%) per calendar month (the “Adjusted Series B Dividend Rate”) and (b) the Series B Dividend Payment Terms shall be adjusted such that the Series B Preferred Dividends shall be paid, whether or not declared by the Board, out of assets legally available therefore, monthly in arrears on the last day of each calendar month (the “Adjusted Series B Payment Terms”). Prior to, and from and after the Registration Default Period, the Adjusted Series B Dividend Rate and the Adjusted Series B Payment Terms shall not apply, and the Series B Preferred shall accrue dividends at the Series B Dividend Rate, payable in accordance with the Series B Dividend Payment Terms, pursuant to Section 2(a).

(c)           No dividends shall be paid on any Common Stock of the Company or any other class or series of capital stock of the Company unless and until all outstanding dividends due to be paid to the holders of the shares of all Series B Preferred Dividends shall have been paid or declared and set apart for payment to the holders of the shares of Series B Preferred Stock.

3.           Liquidation.

(a)           Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series B Preferred Stock shall be entitled before any distributions shall be made to the holders of the Common Stock, or any other class or series of capital stock of the Company, to be paid an amount per share equal to the Series B Stated Value plus any accrued and unpaid Series B Preferred Dividends (the “Liquidation Preference”). If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of the shares of Series B Preferred Stock shall be insufficient to permit payment to the holders of the shares of Series B Preferred Stock of their liquidation amount, then the entire assets of the Company to be distributed shall be distributed pro rata to the holders of Series B Preferred Stock.

(b)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any Corporate Transaction, after the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

4.           Conversion.

4A.           Right to Convert; Automatic Conversion.

(a)           Subject to the terms and conditions of this subsection 4A, Section 7(a) and Section 7(b), the holder of any share or shares of Series B Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series B Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series B Preferred Stock to be so converted by the Series B Stated Value per share and dividing the result by the Conversion Price in effect at the date any share or shares of Series B Preferred Stock are surrendered for conversion. Such rights of conversion shall be exercised by the holder thereof by surrender of a certificate or certificates for the shares to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holder or holders of the Series B Preferred Stock), together with a properly completed notice of conversion in the form attached to the Series B Preferred Stock certificate with a statement of (i) the number of shares of Series B Preferred Stock to be converted by such holder, and (ii) the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued, at any time during its usual business hours on the date set forth in such notice. Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such shares shall have been surrendered as aforesaid.

(b)           Subject to the terms and conditions of this subsection 4A, Section 7(a) (except to the extent the Company makes reasonable provision for the issuance of a prefunded warrant (or similar instrument) with a similar Beneficial Ownership Limitation, as those specified in Section 7(a) (a “Prefunded Warrant”) in lieu of Common Stock in connection with any such exercise) and Section 7(b), and in no event prior to six months following the Final Closing, if the Market Price per share of Common Stock exceeds 250% of the Initial Conversion Price for 20 consecutive trading days (trading day immediately following such 20th trading day, the “Automatic Conversion Date”), then all of the outstanding shares of Series B Preferred Stock shall automatically convert into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series B Preferred Stock to be so converted by the Series B Stated Value per share and dividing the result by the then applicable Conversion Price. As of the Automatic Conversion Date all outstanding shares of Series B Preferred Stock shall be converted to the number of shares of Common Stock calculated pursuant to this Section 4A.(b) without any further action by the relevant holder of such shares of Series B Preferred Stock or the Company. As promptly as practicable following the Automatic Conversion Date, the Company shall send each holder of shares of Series B Preferred Stock written notice of such event. Promptly after receipt of such notice, each holder shall surrender a certificate or certificates for the shares to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holder or holders of the Series B Preferred Stock), together with a properly completed statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued, at any time during its usual business hours on the date set forth in such notice.

4B.           Issuance of Certificates; Time Conversion Effected. Promptly after (a)(i) in the case of a conversion pursuant to Section 4A.(a), receipt by the Company of a written notice of the conversion of the Series B Preferred Stock or (ii) in the case of a conversion pursuant to Section 4A.(b), receipt by the holder of a written notice of the conversion of the Series B Preferred Stock, and (b) surrender of the certificate or certificates for the share or shares of the Series B Preferred Stock being converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates (or, in the case of book-entry only securities, other evidence of ownership) for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series B Preferred Stock. Upon the effective date of any such conversion, the rights of the holder of the shares of Series B Preferred Stock being converted shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

4C.           Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the Series B Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share provided the Company shall pay in cash the fair value of any such fractional share that is in excess of $100.00, which fair value shall be equal to (x) the fraction of a share of Common Stock represented by such fractional amount, multiplied by (y) the Conversion Price. Subject to subsection 4G, upon any conversion of the Series B Preferred Stock, the Company shall pay to the holder all accrued and unpaid Series B Preferred Dividends to the date of conversion, at the sole option of the Company, in cash or in PIK Shares; provided, that, on the date of conversion, Series B Preferred Dividends shall cease to accrue on the shares of Series B Preferred Stock so converted. In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered pursuant to subsection 4A(a) exceeds the number of shares converted, the Company shall upon such conversion, execute and deliver to the holder thereof at the expense of the Company, a new certificate for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

4D           Stock Splits and Dividends. If the Company shall, at any time or from time to time while the Series B Preferred Stock is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such change. Such adjustment shall be made successively whenever any event listed above shall occur.

4E.           Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation (each, a “Reorganization”) shall be effected, then, as a condition of such Reorganization, lawful and adequate provision shall be made whereby each holder of a share or shares of Series B Preferred Stock shall thereafter have the right to receive, in the holder’s sole discretion, either (x) an amount in cash equal to the Liquidation Preference, provided that this clause (x) shall not apply to any Reorganization that is not required to be approved by the holders of Common Stock, or (y) upon the basis and upon the terms and conditions specified herein and in lieu of the Conversion Shares immediately theretofore receivable upon the conversion of such share or shares of the Series B Preferred Stock, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Conversion Shares equal to the number of Conversion Shares immediately theretofore issuable upon conversion of the Series B Preferred Stock, had such Reorganization not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Reorganization, or the corporation purchasing or otherwise acquiring such assets (or other appropriate corporation or entity), shall assume the obligation to deliver to the holders of the Series B Preferred Stock, at the last addresses of such holders appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive, and the other obligations hereunder. The provisions of this subsection 4E shall similarly apply to successive Reorganizations.

4F.           Distributions. Subject to Section 2(b), in case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 4D), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date.

4G.           Adjustment for Unissued Shares. To the extent that applicable law or any existing contractual restrictions of the Company prohibit any required issuance pursuant to this Certificate of (x) PIK Shares or (y) additional shares of Series B Preferred Stock ((x) and (y), collectively, “Additional Shares”), then appropriate adjustment to the Conversion Price shall be made, in connection with any conversion of shares of Series B Preferred Stock, or any calculation of the number of shares of Common Stock into which shares of Series B Preferred Stock would be convertible, such that the number of shares of Common Stock into which such shares of Series B Preferred Stock are, or would be, convertible equals the aggregate number of shares of Common Stock into which such shares, plus any Additional Shares in respect of such shares of Series B Preferred Stock, would be convertible but for the effects of such prohibition. On the date of a conversion in connection with which an adjustment under this subsection 4G is being made, all Series B Preferred Dividends which were previously accrued and unpaid on the shares of Series B Preferred Stock being converted shall be deemed paid in full.

4H.           Effective Date of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment; provided that any adjustment pursuant to subsection 4G shall be made solely in the circumstances required by such subsection.

4I.           Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 4, holders of Series B Preferred Stock shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series B Preferred Stock shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained herein.

4J.           Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case the Company shall give written notice thereof by first class mail, postage prepaid, addressed to each holder of shares of Series B Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4K.           Other Notices. In case at any time:

(1)           the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2)           the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3)           there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

(4)           there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series B Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least 15 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days prior written notice of the date when the same shall take place and a form of election pursuant to Section 4E. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

4L.           Stock to be Reserved.

(1)           The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. In the event the Company takes any action which results in, or would result in, any adjustment of the Conversion Price after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of convertible or exchangeable stock or securities, including upon conversion of the Series B Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Company’s Certificate of Incorporation, then prior to and as a condition of effecting such action the Company shall take all actions necessary to amend the Company’s Certificate of Incorporation to increase the authorized shares of Common Stock to at least such amount necessary to permit the exercise of all options and conversions of convertible or exchangeable stock or securities, including upon conversion of the Series B Preferred Stock, following such action.

(2)           The Company will at all times reserve and keep available out of its authorized Series B Preferred Stock such number of shares of Series B Preferred Stock as is equal to or greater than the number of shares of Series B Preferred Stock then outstanding. All shares of Series B Preferred Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes).

4M.           No Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that are converted into shares of Common Stock as provided herein shall be retired and may not be reissued as Series B Preferred Stock but may be reissued as all or part of another series of Preferred Stock.

4N.           Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock which is being converted.

4O.           Closing of Books. The Company will at no time close its transfer books against the transfer of any Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such Series B Preferred Stock; provided, however, nothing herein shall be construed to prevent the Company from setting record dates for the holders of its securities.

5.           Voting. Except as required by applicable law or provided in Section 6 below, the Series B Preferred Stock shall not be entitled to vote on any matters. To the extent the Series B Preferred Stock is entitled to vote on any matters, each holder of outstanding Shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Company’s bylaws.

6.           Certain Restrictions. So long as at least 130 aggregate shares of Series B Preferred Stock are outstanding, in addition to any other vote of the holders of Series B Preferred Stock required by applicable law or by the Company’s Certificate of Incorporation, without the prior consent of the holders of at least a majority of the Series B Preferred Stock then outstanding given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series B Preferred Stock shall vote together as a class, the Company will not:

(a)           authorize, create, designate, establish, issue or sell (whether by merger or otherwise) (i) an increased number of shares of Series B Preferred Stock (other than the PIK Shares), or (ii) any other class or series of capital stock ranking senior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation;

(b)           reclassify any shares of Common Stock or any other class or series of capital stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series B Preferred Stock;

(c)           amend, alter or repeal, whether by merger, consolidation or otherwise, the Certificate of Incorporation or Bylaws of the Company or the resolutions contained in this Certificate and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock;

(d)           issue, or cause any Subsidiary of the Company to issue, any indebtedness or debt security, other than trade accounts payable, insurance premium financings and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase, or otherwise alter in any material respect the terms of any such indebtedness existing as of the date of first issuance of shares of Series B Preferred Stock hereunder or previously approved or required to be approved by the holders of the Series B Preferred Stock; provided that no such consent shall be required with respect to indebtedness incurred solely to fund (x) the payment of accrued and unpaid dividends on the Series B Preferred Stock, (y) the redemption of the Series B Preferred Stock pursuant to Section 9 or (z) the refinancing of any of the Company’s convertible promissory notes issued between December 20, 2019 and January 9, 2020 that are outstanding as of the date of first issuance of shares of Series B Preferred Stock hereunder;

(e)           redeem, purchase, or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Company; provided, that this restriction shall not apply to the redemption or repurchase of or the payment of dividends on Shares of Series B Preferred Stock pursuant hereto;

(f)           declare bankruptcy, dissolve, liquidate, or wind up the affairs of the Company or any Subsidiary of the Company;

(g)           effect, or enter into any agreement to effect, a Change of Control;

(h)           materially modify or change the nature of the Company’s business; or

(i)           agree to do any of the foregoing.

7.           Limitations on Conversion.

(a)           The Company shall not effect any conversion of shares of Series B Preferred Stock, and a holder of Series B Preferred Stock shall not have the right to convert any shares of Series B Preferred Stock, pursuant to Section 4 or otherwise, to the extent that after giving effect to such issuance after conversion, the holder of Series B Preferred Stock (together with the Affiliates of such holder of Series B Preferred Stock, and any other Persons acting as a group within the meaning of Rule 13D-5 promulgated under the Exchange Act together with such holder of Series B Preferred Stock or any Affiliates of such holder of Series B Preferred Stock) (such Persons, “Attribution Parties”), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a holder of Series B Preferred Stock and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock held with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of the Series B Preferred Stock beneficially owned by such holder of Series B Preferred Stock or any of its Affiliates (or Attribution Parties) and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other common stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder of Series B Preferred Stock or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 7(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by such holder of Series B Preferred Stock that the Company is not representing to such holder of Series B Preferred Stock that such calculation is in compliance with Section 13(d) of the Exchange Act and such holder of Series B Preferred Stock is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 7(a) applies, the determination of whether the shares of Series B Preferred Stock are convertible (in relation to other securities owned by such holder of Series B Preferred Stock together with any Affiliates and Attribution Parties) and of which portion of such Series B Preferred Stock is convertible shall be in the sole discretion of such holder of Series B Preferred Stock, and the submission of a Notice of Conversion shall be deemed to be the determination of such holder of Series B Preferred Stock of whether such shares of Series B Preferred Stock are exercisable (in relation to other securities owned by such holder of Series B Preferred Stock together with any Affiliates and Attribution Parties) and of which portion of such shares of Series B Preferred Stock are exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 7(a), in determining the number of outstanding shares of Common Stock, such holder of Series B Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder of Series B Preferred Stock, the Company shall within two trading days confirm orally and in writing to such holder of Series B Preferred Stock the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any shares of Series B Preferred Stock, by such holder of Series B Preferred Stock or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. Such holder of Series B Preferred Stock, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7(a), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of such shares of Series B Preferred Stock held by such holder and the provisions of this Section 7(a) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(a) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(b)           The Company shall not effect any conversion of shares of Series B Preferred Stock, and a holder of Series B Preferred Stock shall not have the right to convert any shares of Series B Preferred Stock, pursuant to Section 4 or otherwise, prior to the Company obtaining the Stockholder Approval.

8.           Subsequent Financing Exchange Right. From the date hereof and after the Stockholder Approval, if the Company effects any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, or a combination of units thereof (a “Subsequent Financing”), the holder of any share or shares of Series B Preferred Stock shall have the right, at its option, to exchange (in lieu of cash subscription payments) all or some of the Series B Preferred Stock then held (with a value per share of Series B Preferred Stock equal to the Liquidation Preference) for any securities or units issued in a Subsequent Financing on dollar-for-dollar basis; provided, however, that this Section 8 shall not apply with respect to an Exempt Issuance.

9.           Redemption.

(a)           The Company shall have no right to redeem the Series B Preferred Stock except as set forth in this Section 9.

(b)           In the event Stockholder Approval is not received on or prior to the ninetieth (90th) day following the Final Closing, subject to extension upon the prior written approval of the holders of at least a majority of the Series B Preferred Stock then outstanding (the “Stockholder Approval Deadline”), the Company shall repurchase all of the then outstanding shares of Series B Preferred Stock at a price equal to 150% times the then applicable Liquidation Preference (the “Redemption Price”), in cash (“Mandatory Cash Redemption”).

(c)           No greater than ten (10) days subsequent to the Stockholder Approval Deadline, notice by first class mail, postage prepaid, shall be given to the registered holders of the Series B Preferred Stock to be redeemed, addressed to such holders at their last addresses as shown on the stock transfer books of the Company.  Each such notice shall specify the date fixed for redemption (the “Redemption Date”), which date shall be the Stockholder Approval Deadline, the Redemption Price, and the place or places for surrender of the certificates representing the shares of Series B Preferred Stock. Any notice which is mailed by the Company as herein provided shall be conclusively presumed to have been duly given by the Company on the date deposited in the mail, whether or not the holder of the Series B Preferred Stock receives such notice; and failure to properly give such notice by mail, or any defect in such notice, to the holders of the shares of Series B Preferred Stock to be redeemed shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock. On or after the Redemption Date, each holder of shares Series B Preferred Stock shall surrender the certificates representing such shares of Series B Preferred Stock to the Company at the place designated in the notice of such redemption.

(d)           The Company shall pay the applicable Redemption Price upon the receipt of surrender of the certificates representing the shares of Series B Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Company shall so reasonably require, and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Company); provided, that if such certificates are lost, stolen or destroyed, the Company may require such holder to execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, prior to paying such Redemption Price.

(e)           Shares of Series B Preferred Stock to be redeemed on the Redemption Date, as the case may be, will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Series B Preferred Stock (except the right to receive from the Company the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a share of Series B Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the applicable Redemption Price in cash in full, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

(f)           Any Mandatory Cash Redemption pursuant to this Section 9 shall be payable out of any cash legally available therefor. At the time of the Mandatory Cash Redemption, the Company shall take all actions required or permitted under Delaware law to permit the Mandatory Cash Redemption and to make funds legally available for such Mandatory Cash Redemption. To the extent that the Company has insufficient funds to redeem all of the shares of Series B Preferred Stock upon the Mandatory Cash Redemption, the Company shall use available funds to redeem a pro rata portion of such shares of Series B Preferred Stock, to the extent permissible under Delaware law.

10.           Transfer Restrictions. Notwithstanding anything in the Certificate of Incorporation or this Certificate to the contrary, no holder of Series B Preferred Shares may Transfer any of such holder’s shares of Series B Preferred Stock without the prior written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that any holder may at any time Transfer any of such holder’s shares of Series B Preferred Stock (a) to one or more of such holder’s Affiliates, (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, and (c) in the case of an individual, pursuant to a qualified domestic relations order. Each holder agrees that in connection with any Transfer consented to by the Company, such holder shall, if requested by the Company, deliver to the Company an opinion of counsel in form and substance reasonably satisfactory to the Company and counsel for the Company, to the effect that the Transfer is not in violation of the Company’s Certificate of Incorporation, this Certificate, the Securities Act of 1933, as amended, or the securities laws of any state. Any purported Transfer in violation of the provisions of this Section 10 shall be null and void and shall have no force or effect.

11.           No Waiver. Except as otherwise modified or provided for herein, the holders of Series B Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the DGCL.

12.           No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger scheme or arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all time in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series B Preferred Stock against impairment. Without limiting the generality of the foregoing, the Company shall not increase the par value of any shares of Common Stock receivable upon conversion of the Series B Preferred Stock above the Conversion Price then in effect and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon conversion of the Series B Preferred Stock.

13.           Amendment; Waiver. Any term of the Series B Preferred Stock may be amended or waived upon the written consent of the Company and the holders of at least a majority of the Series B Preferred Stock then outstanding; provided, however, that the number of Conversion Shares issuable hereunder and the Conversion Price may not be amended (except for adjustments made pursuant to Section 4 herein), and the right to convert the Series B Preferred Stock may not be altered or waived, without the written consent of the holders of all of the Series B Preferred Stock then outstanding.

14.           Action By Holders. Any action or consent to be taken or given by the holders of the Series B Preferred Stock may be given either at a meeting of the holders of the Series B Preferred Stock called and held for such purpose or by written consent.

15.           Fractional Shares. Series B Preferred Stock may not be issued in fractions of a share of more than six decimal places, and the number of shares of Series B Preferred Stock to be issued pursuant to any provision hereof shall be rounded down to the nearest six decimal places, provided the Company shall pay in cash the fair value of any such fractional share beyond six decimal places that is in excess of $100.00, which fair value shall be equal to the Fractional Share Amount.

[Execution Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of the Designations, Powers, Preferences and Rights of Series B Convertible Preferred Stock this 16th day of July, 2020.

AZURRX BIOPHARMA, INC.

By:
/s/ James Sapirstein_________
Name: James Sapirstein
Title: Chief Executive Officer

  [Signature Page to Certificate of the Designations, Powers, Preferences and Rightsof Series B Convertible Preferred Stock]